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                                    Filed Pursuant to Rules 424(b)(3) and 424(c)
                                                   Commission File No. 333-74997

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.

                   SUPPLEMENT TO PROSPECTUS DATED MAY 19, 1999


         Citizens Bancshares of Southwest Florida, Inc. has elected to extend the expiration date of its public offering to November 15, 1999. As of the date of this supplement, gross proceeds of approximately $9,893,500 had been received by Citizens Bancshares in the offering. Management anticipates that Citizens National Bank of Southwest Florida will open for business during the week of August 23, 1999.


            The date of this prospectus supplement is August 17, 1999